Exhibit 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated April 24, 2008, on our review of interim financial information of Raytheon Company and its subsidiaries (the Company) for the three month periods ended March 30, 2008 and March 25, 2007, and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-133865; 333-85648; 333-71974; 333-58474; and 333-82529) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; and 333-45629).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
April 24, 2008